Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-177565) of our reports dated March 17, 2014, relating to the consolidated financial statements and the effectiveness of Genie Energy Ltd. and Subsidiaries’ internal control over financial reporting which appear in the Annual Report on Form 10-K for the year ended December 31, 2013.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31,  2013.

/s/ BDO USA, LLP

Woodbridge, New Jersey
March 17, 2014